SHAREHOLDERS JOINT VENTURE AGREEMENT

BY AND BETWEEN

FIBROBETON PRECAST CONCRETE LTD.

ATAGENÇER, LLC

AND

NORTHERN TECHNOLOGIES
INTERNATIONAL CORPORATION

DATED AS OF JUNE 24, 2001

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ARTICLE 10	COVERAGE OF FINANCIAL SHORTFALLS BY THE PARTIES

10.1.	Coverage of Financial Shortfalls by the Parties.	24

ARTICLE 11	FINANCIAL BOOKS AND RECORDS – BANKING

11.1.	Fiscal Year.	25
11.2.	Access to Books and Records.	25
11.3.	Bank Accounts.	25

ARTICLE 12	INSURANCE

12.1.	Independent Insurance Coverage.	26
12.2.	Inclusion of the Corporation as a Named Insured Under the Insurance
	Coverage of a Party.	26

ARTICLE 13	PROTECTION OF NTI AND/OR NTI ASEAN TRADE SECRETS

13.1.	Recognition of NTI and/or NTI ASEAN Trade Secrets.	27
13.2.	Protection of NTI and/or NTI ASEAN Trade Secrets.	27
13.3.	Protection of NTI and/or NTI ASEAN Trade Secrets by Agents of Fibrobeton and Atagençer.	28
13.4.	Remedies in the Event of a Violation of Article 13 Hereof.	29

ARTICLE 14	PROTECTION OF FIBROBETON AND/OR ATAGENÇER TRADE SECRETS

14.1.	Identification of Fibrobeton and/or Atagençer Trade Secrets.	30
14.2.	Protection of Fibrobeton and/or Atagençer Trade Secrets.	30
14.3.	Protection of Fibrobeton Trade Secrets and Atagençer Trade Secrets by Agents of NTI .	31
14.4.	Remedies in the Event of a Violation of Article 14 Hereof.	32

ARTICLE 15	COVENANT TO OBSERVE THE DOCTRINE OF “CORPORATE OPPORTUNITY”

15.1.	Doctrine of Corporate Opportunity and Observance Thereof.	33
15.2.	Agreement Not to Divert Resources.	33
15.3.	Remedies for Breach of Agreement Not to Divert Resources.	34

ARTICLE 16	GRANT OF RIGHT AND LICENSE BY FIBROBETON AND ATAGENÇER TO NTI CONCERNING IMPROVEMENTS FIBROBETON AND/OR ATAGENÇER MAY ACQUIRE TO NTI INTELLECTUAL PROPERTY RIGHTS

16.1.	Disclosure to NTI of Improvements to NTI Intellectual Property Rights by Fibrobeton and Atagençer each.	35

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APPENDICES

APPENDIX I	NTI Affiliates as of the Date Hereof.

APPENDIX II	NTI ASEAN Affiliates as of the Date Hereof

APPENDIX III	Trademark Documentation

APPENDIX IV	Articles of Association FIBRO-NTI LTD

APPENDIX V	Summary of NTI Product Liability and Other Insurance as it may be Extended to the Corporation

APPENDIX VI	Summary Of FIBROBETON Product Liability and Other Insurance as it may be Extended to the Corporation

APPENDIX VII	NTI and/or NTI ASEAN Trade Secrecy Agreement to be Executed by Agents and Submanufacturers of FIBROBETON and ATAGENÇER

APPENDIX VIII	Form of FIBROBETON and ATAGENÇER Trade Secrecy Agreement to be Executed by Agents of NTI

SHAREHOLDERS JOINT VENTURE AGREEMENT

          This Shareholders Joint Venture Agreement (“Agreement”), is entered into as of June 24, by and between FIBROBETON PRECAST CONCRETE LTD., a company organized under the laws of the Republic of Turkey (“Fibrobeton”), whose principle place of business is Elemanari Sanaye Insaat, ve Tic. Ltd. Sti, Karanfil Cad. 27, 80620 1. Levent, Istanbul, Turkey together with ATAGENÇER, LLC, a Limited Liability Company organized under the laws of the State of Ohio, U.S.A. (“Atagençer”), whose principle place of business is 10988 Tanager Trail, Brecksville, Ohio 44141, (collectively the “Partners”), and NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION, a corporation organized under the laws of the State of Delaware, U.S.A. (“NTI”), whose registered office is 6680 North Highway 49, Lino Lakes, Minnesota, U.S.A. (the “Parties”).

          WHEREAS, the Partners and NTI desire to form a Joint Venture in the form of a new entity organized under the laws of Turkey (the “Corporation”, as hereinafter defined) to engage in the Corporation’s Business (as hereinafter provided);

          WHEREAS, this Joint Venture shall be called “Fibro-NTI Ltd.”(the “Corporation”);

          NOW THEREFORE, in consideration of the promises and the mutual agreements, representations, warranties, covenants and provisions herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

          For the purposes of this Agreement, the following Definitions of terms shall apply:

1.1.     Shareholders Joint Venture Agreement or Agreement.

          That certain Shareholders Joint Venture Agreement by and between NTI (as hereinafter defined), and the Parties (as hereinafter defined) dated as of June 24, 2001, for the formation and governance of a new entity under the laws of the Republic of Turkey in the form of a limited liability company which shall be known as Fibro-NTI, Joint Stock Company (“Fibro-NTI” or the “Corporation”).

1.2.     Ancillary Agreements.

           The following are the Ancillary Agreements and the Parties thereto:

1.2.1.	Management Agreement between Fibrobeton and the Corporation (“Management Agreement”); and

1.2.2	Sales Representation Agreement between Atagençer and the Corporation (“Sales Representation Agreement”); and

1.2.3.	License Agreement between NTI and the Corporation (“License Agreement”); and

1.2.4.	Technical Assistance and Marketing Support Agreement between NTI and the Corporation (“Technical Assistance Agreement”).

1.3.     Parties.

          The Parties to the Shareholders Joint Venture Agreement and/or the Ancillary Agreements, their successors and permitted assigns.

1.4.     NTI.

          Northern Technologies International Corporation, a company organized under the laws of the State of Delaware, U.S.A. the principal place of business of which is Lino Lakes, Minnesota, U.S.A.  NTI is the owner of the NTI Intellectual Property Rights (as hereinafter defined), and of a 50% interest in the Corporation pursuant to this Agreement.  In addition, NTI is the owner of a 50% interest in NTI ASEAN (as hereinafter defined).

1.5.     Taiyonic.

          Taiyonic Ltd., a company organized under the laws of Japan and an NTI Affiliate, which may help in marketing Product to Japanese companies for and on behalf of Fibro-NTI, either in the Territory or internationally as per terms to be agreed to with the support of NTI, as the Parties desire.  Taiyonic is 50% owned by NTI and 50% by Taiyo Petroleum Gas Co. Ltd.

1.6.     NTI Asean.

          NTI ASEAN, LLC, a limited liability company, organized under the laws of the State of Nevada, U.S.A., whose registered office is in Reno, Nevada, U.S.A., to which NTI has assigned all of its right, title and interest in the NTI Intellectual Property Rights (as hereinafter defined) for the ASEAN Region (as set forth in Article 1.8.2 hereof), outside of Japan and the Republic of South Korea.  NTI ASEAN is owned 50% by NTI and 50% by Taiyo Petroleum Gas Co. Ltd.

1.7.     NTI and/or NTI ASEAN Affiliates.

          All entities and/or individuals with which NTI and/or NTI ASEAN has a joint venture relationship, similar in character and style but not necessarily identical to the relationship created by the Shareholders Joint Venture Agreement and the Ancillary Agreements, or another form of alliance, for the development, manufacture, promotion, marketing, sales and applications engineering of Know-How, Materials, Process, Product and/or Masterbatch anywhere in the world.

          1.7.1    NTI Affiliates.

          Current NTI Affiliates are set forth in Appendix I hereof.

          1.7.2      NTI ASEAN Affiliates.

          Current NTI ASEAN Affiliates are set forth in Appendix II hereof.

1.8.     Corporation or Joint Venture.

           Fibro-NTI Ltd., that entity created in the Republic of Turkey by the Parties pursuant to the Shareholders Joint Venture Agreement to conduct the Corporation’s Business in the Territory.

1.9.     Corporation’s Business.

           The Corporation’s Business shall be the manufacturing, marketing and distribution of Product, pursuant to NTI Intellectual Property Rights, and of any other technologies as shall be determined by the Parties in writing and made a part hereof pursuant to Article 1.21 of this Agreement, in the Territory.

1.10.     Territory.

             The Territory of Turkey and any other Territories as shall be agreed between the Parties.

1.11.     Effective Date.

             The date upon which all necessary formal approvals from the appropriate authorities of the Republic of Turkey for the Shareholders Joint Venture Agreement were obtained and the Corporation was duly registered pursuant to the Shareholders Joint Venture Agreement and the Ancillary Agreements as appropriate in the Territory.

1.12.     NTI Intellectual Property Rights.

             The Know-How, Materials, Process, Product, Masterbatch, Trademark, and NTI and/or NTI ASEAN Trade Secrets, (all as hereinafter defined), collectively, as such currently exist and shall hereafter be modified, developed and/or acquired by NTI.

1.13.     Know-How.

             The technology, formulae, methods and procedures developed by NTI at considerable expense over a period of many years, both directly and through NTI Affiliates, which are unique in nature and essential or useful in the proper application of the Process, together with all improvements and modifications with respect thereto.

1.14.     Materials.

             The constituent materials and chemicals of one or more formulations developed by NTI under strict quality control which are required for utilization of the Process.

1.15.     Process.

             The procedure utilizing the Know-How for the manufacture of polyethylene substances with corrosion inhibiting properties derived from the Materials as developed and specified by NTI, together with any improvements and modifications of the corrosion inhibiting technology as it relates directly to the manufacture of corrosion inhibiting polyethylene substances, together with future technology, knowledge and product development which is useful in the manufacture of the Product.

1.16.     Product.

             Volatile Corrosion Inhibiting (“VCI”) materials incorporated in polyethylene film and solid substances of polyethylene in the form of boxes, tubes and other containers, which may also include other volatile corrosion inhibiting host packaging substances such as paper, manufactured by means of the Process, incorporating the Materials and utilizing the Trademark, all of which have been developed and are owned by NTI.

1.17.     Masterbatch.

             Any formulation of the Materials which shall be designated by NTI, as appropriate, to be applied to the specific requirements for corrosion protection, as afforded by the Product, of a known customer desirous of protecting an identified object (or objects) which are to be subjected to an anticipated certain range of corrosive influences. In addition to Materials, Masterbatch shall generally also contain other substances for the purpose of facilitating the manufacture of Product utilizing the Process.

1.18.     Trademark.

             The name and style “ZERUST”, the “Zerust People”, “EXCOR”, the NTI Logo and the Color Yellow as applied to Product, including trade literature, technical specifications and application instructions, and promotional material pertaining thereto, together with any ancillary trademark registrations, which may differ between various jurisdictions.  NTI is the owner of the Trademark in the Jurisdictions cited hereof in Appendix III.

1.19.     NTI and/or NTI ASEAN Trade Secrets.

             All information deemed and designated confidential, both in the Shareholders Joint Venture Agreement and in the Ancillary Agreements and hereafter, including but not limited to information regarding the Know-How, Materials, Process, Product and/or Masterbatch, together with information regarding technology, customers, research, techniques, processes, applications, formulae, cost data, customer lists, suppliers, competition, marketing strategy, supply relationships, costs and cost accounting, memoranda, diagrams, pictures, computer software and programs and records contained therein, sales information, financial information, costs, pricing data and profits, relating to the Intellectual Property Rights of NTI, NTI ASEAN, the Corporation and NTI and/or NTI ASEAN Affiliates both in the Territory and elsewhere.

1.20.     Other Agreed Upon Technologies.

             In conformity with the objectives of the Parties hereto to expand the Corporation’s Business over time, the Parties shall endeavor to identify products, materials and/or technologies, which are both compatible with the Corporation’s Business, and susceptible of being profitably marketed through and/or by the Corporation in the Territory.  Upon joint agreement of the Parties, in writing, to adopt such new products, materials and/or technologies within the scope of the Corporation’s Business, and successful negotiation of requisite commercial rights to commercialize such new products, materials and/or technologies in the Territory, such new products, materials and/or technologies shall be deemed to be incorporated within the Corporation’s Business as “Other Agreed Upon Technologies” to be treated as set forth in this Shareholders Joint Venture Agreement and/or the Ancillary Agreements.

1.21.     Net Sales.

             The total proceeds from the sale of Product and Other Agreed Upon Technologies sold by the Corporation in normal, bona fide commercial transactions on an arm’s length basis to, by, with, or through an entity which is not affiliated with any Party of this Agreement, less the following items: (i) sales discounts (including sales rebates); (ii) sales returns; (iii) shipping and transaction costs, such as Value Added Tax, CIF charges and packaging expenses; and (iv) sales commissions to third parties.

1.22.     At Cost.

             Without profit component of any kind, direct or indirect, to the particular Party in the given case (although nothing herein shall preclude such Party from recovering all costs - direct and indirect - arising out of any transaction with the proscription “At Cost”).

1.23.     Shareholder.

             Any holder, from time to time, of Shares of the Corporation and who presently is a Party to the Shareholders Joint Venture Agreement or who may become a Party to the Shareholders Joint Venture Agreement in the future.

1.24.     Shares.

             Any validly issued shares of the Corporation owned by any Shareholder pursuant to the Shareholders Joint Venture Agreement.

1.25.     Transfer of Shares.

             Any sale, transfer, assignment, pledge or disposition of Shares of the Corporation in any way, whether voluntarily or involuntarily, by gift, legal procedure, operation of law, or any other means.

1.26.     Transferor of Shares.

             A Shareholder who declares an intention to Transfer Shares of the Corporation and/or initiates the Transfer of Shares.

1.27.     Transfer Price for Shares.

             The price per share for the Shares of the Corporation offered on an arm’s-length basis by an outside party to the Transferor in a bona fide written offer.

1.28.     Transferee.

             Any new Shareholder, who has heretofore not been a party to the Shareholders Joint Venture Agreement, who acquires his Shares pursuant to the provisions of the Shareholders Joint Venture Agreement, and who thereafter signs and becomes a Party to the Shareholders Joint Venture Agreement.

1.29.     Change of Control.

             Any change in ownership, management, control or scope of business activities of a Party which could affect the performance of the duties and/or obligations of such Party under the Shareholders Joint Venture Agreement or the Ancillary Agreements.

ARTICLE 2
MUTUAL REPRESENTATIONS

2.1.     Representations of NTI

          NTI hereby represents and warrants to Fibrobeton and Atagençer as follows:

2.1.1	Organization and Standing. NTI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, U.S.A.

2.1.2

Due Authorization.  This Agreement and the Ancillary Agreements to be executed pursuant to this Agreement have been duly authorized by appropriate corporate action and the same are binding upon NTI in accordance with their respective terms.

2.1.3	No Violation of Other Agreements. By entering into this Agreement, NTI will not violate or cause a default to occur under any other agreements to which it is a party.

2.1.4

Absence of Litigation.  There are no lawsuits or legal actions pending or, to the knowledge of NTI, threatened against NTI which would have a material effect upon NTI’s ability to perform under this Agreement and the Ancillary Agreements.

2.1.5

Right to License.  NTI is the owner of the NTI Intellectual Property Rights and is free to disclose and license the NTI Intellectual Property Rights, together with NTI and/or NTI ASEAN Trade Secrets to the Corporation for use in the Territory

2.2.     Representations of Fibrobeton.

                     Fibrobeton hereby represents and warrants to NTI as follows:

2.2.1.

Organization and Standing.  Fibrobeton is a limited liability company duly organized, validly existing and is in good standing under the laws of the Republic of Turkey, where it has its principal place of business.

2.2.2

Due Authorization.  This Agreement and the Ancillary Agreements to be executed pursuant to this Agreement have been duly authorized by appropriate corporate action and the same are binding upon Fibrobeton in accordance with their respective terms.

2.2.3.	No Violation of Other Agreements. By entering into this Agreement, Fibrobeton will not violate or cause a default to occur under any other agreements to which it is a party.

2.2.4.

Absence of Litigation.  There are no lawsuits or legal actions pending or, to the knowledge of Fibrobeton, threatened against Fibrobeton which would have a material effect upon Fibrobeton’s ability to perform under this Agreement and the Ancillary Agreements.

2.3.     Representations of Atagençer.

                     Atagençer hereby represents and warrants to NTI as follows:

2.3.1

Organization and Standing.  Atagençer is a limited liability company duly organized, validly existing and is in good standing under the laws of the State of Ohio, where it has its principal place of business.

2.3.2.

Due Authorization.  This Agreement and the Ancillary Agreements to be executed pursuant to this Agreement have been duly authorized by appropriate corporate action and the same are binding upon Atagençer in accordance with their respective terms.

2.3.3.	No Violation of Other Agreements. By entering into this Agreement, Atagençer will not violate or cause a default to occur under any other agreements to which it is a party.

2.3.4.

Absence of Litigation.  There are no lawsuits or legal actions pending or, to the knowledge of Atagençer, threatened against Atagençer which would have a material effect upon Atagençer’s ability to perform under this Agreement and the Ancillary Agreements.

ARTICLE 3
PURPOSES OF THE JOINT VENTURE

3.1.     Purposes of the Joint Venture.

          The purposes of the Joint Venture are as follows:

3.1.1.	To conduct the Corporation’s Business for the benefit of the Parties;

3.1.2.	To protect and preserve NTI Intellectual Property Rights together with NTI and/or NTI ASEAN Trade Secrets in the Territory under the terms of this Agreement and the Ancillary Agreements;

3.1.3.	To manufacture, promote and sell Product in the Territory under the terms hereof and of the Ancillary Agreements;

3.1.4.	To provide for the implementation of the Ancillary Agreements for the benefit of the respective Parties; and

3.1.5.	To manufacture, promote and sell Other Agreed Upon Technologies in the Territory.

ARTICLE 4
FORMATION OF JOINT VENTURE CORPORATION

4.1.     Formation of Corporation.

           With the signing of this Agreement, the Parties have signified their agreement to the formation of a new entity in the form of a limited liability company under the laws of the Republic of Turkey.  Implementation of the formalities for incorporating the Corporation is the responsibility of Fibrobeton.  The Corporation’s name shall be Fibro-NTI Ltd..  The Corporation’s place of business shall be Karanfil Caddesi No: 27 1, Levent 80620 Istanbul, Turkey or at such other place as may be determined by the Parties.

4.2.     Articles of Association.

           A copy of the Articles of Association for the Corporation is attached hereto as Appendix IV.  In case of any inconsistency between this Agreement and the Articles of Association, the provisions of this Agreement shall govern.

4.3.     Capitalization.

           The capital of Fibro-NTI Ltd. shall be subscribed for by the Parties at a price of $2,000.00 per Share as follows:

Fibrobeton	-	25 Shares
Atagençer	-	25 Shares
NTI	-	50 Shares

           The total capitalization for the Corporation shall consist of $200,000.00 USD.  $100,000.00 paid by NTI and $50,000.00 to be paid each by Fibrobeton and Atagençer.

4.4.     Payment for Shares by the Parties.

           The Parties are to pay for their Shares in cash or by Note upon formation of the Corporation in accordance with the laws of the Republic of Turkey; and the Corporation shall issue all Shares subscribed hereunder in accordance with the terms hereof forthwith.  NTI shall advance the sum of $50,000.00 USD to Fibrobeton for the purchase of Fibrobeton’s Shares and NTI shall advance the sum of $50,000.00 USD to Atagençer for the purchase of Atagençer’s Shares.  Fibrobeton and Atagençer shall each execute Notes payable to NTI for such advances, which Notes shall incorporate reasonable terms, including reasonable interest rates, for the repayment thereof to NTI, within a reasonable time frame.

4.5.     Parallel Rights to Subscribe for Additional Shares.

           If additional Shares are thereafter to be issued by the Corporation, its Shareholders shall have the right to purchase such additional Shares in the same proportion as their holdings of Shares at the time of the issuance thereof.

ARTICLE 5
PURPOSE, EXECUTION AND INCORPORATION OF
ANCILLARY AGREEMENTS HEREIN

5.1.     Execution of Ancillary Agreements.

           In furtherance of the Corporation’s Business, the Parties and the Corporation shall enter into various Agreements (herein “Ancillary Agreements”) which shall also be effective as of the Effective Date.  Such Ancillary Agreements and the designated Parties thereto are as follows:

5.1.1.a.	Management Agreement between Fibrobeton and the Corporation (“Management Agreement”);

5.1.1.b.	Sales Representation Agreement between Atagençer and the Corporation (“Sales Representation Agreement”);

5.1.2.	License Agreement between NTI and the Corporation (“License Agreement”); and

5.1.3.	Technical Assistance and Marketing Support Agreement between NTI and the Corporation (“Technical Assistance Agreement”).

5.2     Ancillary Agreements Incorporated Herein and Made Part Hereof.

           The Ancillary Agreements shall be incorporated herein and made a part hereof.

ARTICLE 6
ELECTION OF DIRECTORS AND DESIGNATION OF
THE CEO OF THE CORPORATION

6.1.     Election of Directors.

           The Corporation shall have a Board of Directors consisting of five Directors.  NTI and Fibrobeton shall each have the right to designate two Directors.  NTI and Fibrobeton, as Shareholders of the Corporation, agree that at meetings of Shareholders they shall cast their entire vote in favor of any person(s) designated by the other as Directors or Substitute Directors (as hereinafter defined) to fill their pro rata share of Director positions in accordance with the provisions hereof.  Mehmet Gençer ad personam shall serve as the fifth Director of the Corporation.

6.2.     Substitute Directors.

           A Party shall have the right to designate a Substitute Director (“Substitute Director”) in the event that a Director previously designated by it shall resign, retire, die, or otherwise be unable or unavailable to serve.

6.3.     Designation of Chief Executive Officer of the Corporation.

           One of the Directors designated by Fibrobeton shall be the Chief Executive Officer (“CEO”) of the Corporation, whose responsibility and authority shall be to implement this Agreement, the Ancillary Agreements, the Articles of Association, and such resolutions as may be passed from time to time by the Board of Directors of the Corporation.  Designation of the Chief Executive Officer by Fibrobeton shall, however, be subject to the approval of NTI, which approval shall not be unreasonably withheld. NTI hereby approves the appointment of Dundar Yetisener as the first Chief Executive Officer of the Corporation.

ARTICLE 7
RESPONSIBILITIES AND DUTIES OF THE PARTIES

7.1.     Responsibilities of the Parties.

           It shall be the responsibility of all Parties to effect the Purposes of the Shareholders Joint Venture Agreement pursuant to Article 3 hereof.

7.2.     Specific Responsibilities and Duties of Individual Parties.

Specific responsibilities and duties which are to be fulfilled by individual Parties to the Shareholders Joint Venture Agreement are set forth in the Ancillary Agreements.

7.3.     Actions Requiring Consent of All Parties.

           In addition to other provisions of the Shareholders Joint Venture Agreement and/or the Ancillary Agreements requiring the consent or approval of all the Parties, the unanimous specific written consent of each Party hereto shall be required before the Corporation may take any of the following actions:

7.3.1.	Establish annual operating budgets for the Corporation which the Chief Executive Officer of the Corporation shall prepare and submit no later than June 30 of each year for the following fiscal year;

7.3.2.	Determine the amount of funds to be allocated to the purchase of Masterbatch, Product, or goods and services for Other Agreed Upon Technologies;

7.3.3.	Sell, assign, transfer, exchange or otherwise dispose of any assets of the Corporation, other than in the ordinary course of business;

7.3.4.	Mortgage, pledge, encumber or hypothecate any of the assets of the Corporation;

7.3.5.	Change the Corporation’s independent chartered or certified public accountants after the same have been appointed by the mutual consent of the parties;

7.3.6.

Change or allow a change in the accounting procedures employed in maintaining the Corporation’s books of account or in preparing financial statements with respect to the operations of the Corporation or the Corporation’s Business;

7.3.7.

Obligate the Corporation as a surety, guarantor or accommodation party to any obligation, lend funds belonging to the Corporation to any third party, or extend credit to any person, firm or entity, on behalf of the Corporation, other than in the ordinary course of business;

7.3.8.	File material litigation against third parties on behalf of the Corporation or confess judgment on behalf of the Corporation;

7.3.9.	Amend the Articles of Association of the Corporation;

7.3.10.	Cause the Corporation to issue any common shares or any debt securities or to increase its capitalization;

7.3.11.

Borrow any money on behalf of the Corporation requiring a mortgage or other form of security in favor of the lender, except that a security interest in inventory and receivables authorized by the Chief Executive Officer of the Corporation in the ordinary course of business shall be permissible;

7.3.12.	Cause the Corporation to merge or consolidate with or into any other legal entity or acquire any other legal entity;

7.3.13.	Cause the Corporation to dissolve or to liquidate;

7.3.14	Cause the Corporation to engage in any business activity which is outside the scope of the Corporation’s Business;

7.3.15.	Form any subsidiary or other legal entity;

7.3.16.

Cause the Corporation to enter into a transaction or business relationship with any of the Parties hereto, other than as may be expressly provided for by this Agreement and/or the Ancillary Agreements, other than on an arm’s-length basis, and on prices and terms no more favorable to the Party than could have been obtained from an independent third party;

7.3.17.	Establish pricing, discount structures, and terms of trade for Product or Other Agreed Upon Technologies in the Territory;

7.3.18.

Sell, license or otherwise convey NTI Intellectual Property Rights or NTI and/or NTI ASEAN Trade Secrets, or any right thereto deriving from the Shareholders Joint Venture Agreement or the Ancillary Agreements, to any third party;

7.3.19.	Engage or dismiss the Chief Executive Officer and other key employees of the Corporation and/or fix compensation for such personnel, including bonuses and perquisites; and

7.3.20.	Acquire fixed assets for and on behalf of the Corporation.

7.4.     Special Resolutions.

           Upon reaching unanimous agreement as to the actions set forth in Article 7.3, hereof, the Parties shall vote their shares to adopt any special resolutions to implement same as may be required by the laws of the Republic of Turkey.

ARTICLE 8
DEVELOPMENT OF THE CORPORATION’S AGENTS

8.1.     Development of Corporation’s Agents.

           Depending on the development of business and within the judgment of the Board of Directors, the Corporation may engage its own Agents (as hereinafter defined) to assist the Chief Executive Officer in the performance of his duties and responsibilities, and to implement actions taken by the Parties in performance of their duties and responsibilities hereunder and as set forth in the Ancillary Agreements.

8.2.     Implementation of Corporate Governance Policies Appropriate to the Territory.

           Fibrobeton shall be responsible to ensure that Corporate Governance Policies appropriate to the Territory, including but not limited to Human Relations, Compensation, Terms of Employment, Taxation and Employee Benefits, are implemented and maintained by the Corporation with respect to all Agents (as hereinafter defined), third party providers to the Corporation, and other individuals and entities which now have or which come to have a commercial or financial relationship of any nature with the Corporation.

ARTICLE 9
PAYMENTS TO RELATED PARTIES FOR SERVICES

9.1.     Payments to Related Parties for Services Performed with Respect to Product in the Ordinary Course of Business.

           Payments shall be made to the Parties for services performed in the normal course of business as the result of cash generated from Net Sales of Product in accordance with this Agreement and the Ancillary Agreements.  An aggregate amount equal to 30% of Net Sales of Product shall be paid to Fibrobeton, Atagençer and NTI as follows:

9.1.1.a	Fibrobeton shall receive 7.5% of Net Sales of Product as its total compensation for services to be rendered to the Corporation pursuant to the Management Agreement referred to in Article 5 hereof;

9.1.1.b.

Atagençer shall receive 7.5% of Net Sales of Product as its total compensation for services to be rendered to the Corporation pursuant to the Sales Representation Agreement referred to in Article 5 hereof;

9.1.2.	NTI shall receive 7.5% of Net Sales of Product as its total compensation pursuant to the License Agreement referred to in Article 5 hereof; and

9.1.3.

NTI shall receive 7.5% of Net Sales of Product as its total compensation for services to be rendered pursuant to the Technical Assistance Agreement referred to in Article 5 hereof.  The Corporation may, however, elect to draw upon other NTI Affiliates for certain services, on a case-by-case basis, upon prior consultation with and receipt of written agreement from NTI, and in such event, the costs of such services performed by an NTI Affiliate shall be deducted from the 7.5% due NTI pursuant to the Technical Assistance Agreement.

9.2.     Payments to Related Parties for Services Performed with Respect to Other Agreed Upon Technologies in the Ordinary Course of
           Business.

           Compensation to the Parties with respect to Other Agreed Upon Technologies shall be determined on a case-by-case basis, as specific opportunities to add Other Agreed Upon Technologies to the scope of the Corporation’s Business may arise.  It is the intent of the Parties, however, to share joint responsibility for the proper commercial and technical development of Other Agreed Upon Technologies in the Territory; and in general, each Party to this Agreement shall be responsible to perform substantially the same set of functions with respect to Other Agreed Upon Technologies that such Party does with respect to Product.  It shall therefore be a general precept of this Agreement that compensation to the Parties for services rendered with respect to Other Agreed Upon Technologies shall be equal, as a percentage of Net Sales of Other Agreed Upon Technologies, to the percentage of Net Sales of Product payable to each Party, respectively, for Each Party’s services with respect to Product, reflecting the even contributions of each Party, and shall be allocated within the format of the Ancillary Agreements.

9.3.     Payments to Related Parties for Services Related to Special Programs for Promotion and Development.

           After the payments and distributions referred to in Articles 9.1 and 9.2 have been made to the Parties, the Parties may determine that additional Special Programs for Promotion and Development (“Special Programs”) may be necessary, desirable or appropriate in any given fiscal year to accelerate the pace or redirect the progression and evolvement of the Corporation.  In such event, upon prior unanimous approval by the Parties, additional funds may be allocated by the Corporation for Special Programs to be conducted by the Parties, which shall comport joint responsibility in accordance with the percentage allocations set forth in Article 9.1 and 9.2 hereof.

9.4.     Limitation of Compensation to Related Parties.

           Except as otherwise provided in this Agreement and the Ancillary Agreements, all financial transactions between the Corporation and the Parties other than as set forth in Article 9 hereof shall be At Cost.

ARTICLE 10
COVERAGE OF FINANCIAL
SHORTFALLS BY THE PARTIES

10.1.     Coverage of Financial Shortfalls by the Parties.

           In the event that there shall be a shortfall in any given fiscal year, then this shortfall shall be borne by Fibrobeton, Atagençer and NTI in proportion to their respective Shareholdings of the Corporation; but no Party shall have any obligation to cover shortfalls beyond the point that the equity of the Corporation shall be exhausted.  The Parties may, however, in the sole discretion of each, elect to provide financial support over and above their equity in the Corporation.

ARTICLE 11
FINANCIAL BOOKS AND RECORDS – BANKING

11.1.     Fiscal Year.

           The fiscal year of the Corporation shall commence every year on September 1 and end on August 31 of the next year.  The books of accounts shall be closed at the end of each fiscal year, and audited statements shall be prepared by a recognized firm of chartered or certified public accountants showing the financial condition of the Corporation and the results of its operations for such fiscal year.  Copies of the audited annual statements and unaudited monthly and/or quarterly statements shall be provided to each of the Parties.

11.2.     Access to Books and Records.

           The Corporation’s financial books, records and statements of account shall be kept at the principal place of business of the Corporation, and each Party shall have the right at all reasonable times to inspect and copy same.

11.3.     Bank Accounts.

           All of the Corporation’s funds shall be deposited in its name in such bank account or accounts as shall be designated from time to time by the Board of Directors.  Withdrawals from such account or accounts shall be made by checks or other appropriate instruments signed by the Chief Executive Officer and such other officers or persons as the Board of Directors shall from time to time duly designate.

ARTICLE 12
INSURANCE

12.1.     Independent Insurance Coverage.

             The Parties shall cause the Corporation to obtain and to maintain property damage, product liability, public liability and other liability, casualty, and general insurance for the Corporation’s Business, as deemed adequate for the proper conduct of the Corporation’s Business in the Territory.  In the event that insurance is provided by means of an amendment or rider to existing insurance maintained by any of the Parties, then the cost thereof, to the extent that the basic insurance cost of such party is thereby increased, shall be borne by and paid for by the Corporation.

12.2.     Inclusion of the Corporation as a Named Insured Under the Insurance Coverage of a Party.

             To the extent possible, each Party shall include the Corporation as a named insured under its own insurance coverage:

12.2.1.

NTI shall notify NTI’s product liability insurance carrier that the Corporation will be importing Materials and Masterbatch from NTI to manufacture and sell Product under the Trademark utilizing NTI and/or NTI ASEAN Trade Secrets and NTI Intellectual Property Rights in the Territory.  A Summary of NTI Product Liability and other insurance coverage as it may be extended by the Corporation is attached hereto as Appendix V; and any material change thereto shall be reported forthwith to Fibrobeton and Atagençer and

12.2.2.

Fibrobeton shall notify its insurer of the scope of activities and responsibilities it shall carry out for the Corporation, both under the Joint Venture Agreement, and under the applicable Ancillary Agreements.  A Summary of Fibrobeton’s Product Liability and other insurance coverage as it may be extended to the Corporation is attached hereto as Appendix VI; and any material change thereto shall be reported forthwith to NTI.

ARTICLE 13
PROTECTION OF NTI AND/OR NTI ASEAN TRADE SECRETS

13.1.	Recognition of NTI and/or NTI ASEAN Trade Secrets.

Fibrobeton and Atagençer each acknowledge and agree that (i) NTI Intellectual Property Rights; (ii) NTI and/or NTI ASEAN Trade Secrets; (iii) the Know-How, Materials, Process, Product  and Masterbatch and (iv) other information deemed confidential by NTI and NTI ASEAN and designated herein and hereafter relating to the business of NTI and/or NTI ASEAN, of the Corporation, and of NTI and/or NTI ASEAN Affiliates, both in the Territory and elsewhere, including but not limited to applications of NTI Intellectual Property Rights, cost and cost accounting data, customer lists, competition, marketing strategy, supply relationships, memoranda, diagrams, pictures, computer software and programs as well as records contained therein, sales information, financial information, pricing data and margins, are also included within the definition of NTI and/or NTI ASEAN Trade Secrets set forth in Article 1.20 hereof and constitute valuable property rights of NTI, NTI ASEAN and NTI and/or NTI ASEAN Affiliates.

13.2.	Protection of NTI and/or NTI ASEAN Trade Secrets.

Fibrobeton and Atagençer each agree that during the term of this Agreement, as well as following its termination and for all times thereafter, they each shall keep secret and confidential all NTI and/or NTI ASEAN Trade Secrets which they or either of them now knows or may hereafter come to know as a result of the Shareholders Joint Venture Agreement and the Ancillary Agreements.  NTI and/or NTI ASEAN Trade Secrets shall not be disclosed by Fibrobeton or Atagençer to third parties and shall be kept secret and confidential, except (i) to the extent that the same have entered into the public domain by means other than the improper actions of Fibrobeton and/or Atagençer, or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body.  If an NTI and/or NTI ASEAN Trade Secret shall be in the public domain as the result of an act by Fibrobeton and/or Atagençer or any Agent thereof (as hereinafter defined), then Fibrobeton and/or Atagençer shall nevertheless continue to keep such NTI and/or NTI ASEAN Trade Secret secret and inviolate.

13.3.	Protection of NTI and/or NTI ASEAN Trade Secrets by Agents of Fibrobeton and Atagençer.

            Neither Fibrobeton nor Atagençer, nor their respective Agents (as hereinafter defined), shall at any time copy, remove from their proper location - be it within the Corporation or elsewhere - or retain without NTI or NTI ASEAN’s prior written consent, the originals or copies of any NTI and/or NTI ASEAN Trade Secrets or of any of the unpublished records, books of account, documents, letters, diagrams, computer disks, papers or memoranda of NTI and/or NTI ASEAN or the Corporation.

13.3.1.

Insofar as the officers, employees and consultants of Fibrobeton, Atagençer and/or the Corporation, (herein collectively "Agents") who come in contact with NTI and/or NTI ASEAN Trade Secrets are concerned, Fibrobeton and Atagençer shall cause each of its respective Agents to enter into NTI and/or NTI ASEAN Trade Secrecy Agreements substantially in the form of Appendix VII to this Agreement.  Fibrobeton and Atagençer shall each exert their best efforts to cause their respective Agents to adhere to and to abide by the provisions, restrictions and limitations of the NTI and/or NTI ASEAN Trade Secrecy Agreements, which efforts shall include the institution and prosecution of appropriate litigation if such be necessary and desirable.

13.3.2.

The Parties hereby agree and acknowledge that both NTI and NTI ASEAN are intended third party beneficiaries of the NTI and/or NTI ASEAN Trade Secrecy Agreements, and that NTI and/or NTI ASEAN may in the sole discretion of each, on their own behalf or derivatively and/or on behalf of the Corporation, directly enforce the provisions of the NTI and/or NTI ASEAN Trade Secrecy Agreements and/or any breach thereof against any and all Agents (as defined in Article 13.3.1. hereof) and/or Submanufacturers (as defined in Article 7.3.1(i) of the License Agreement and Article 7.3.1(i) of the Technical Assistance Agreement) who have executed same.

13.4.     Remedies in the Event of a Violation of Article 13 Hereof.

             It is understood and recognized by Fibrobeton and Atagençer each that in the event of any violation by either Fibrobeton or Atagençer or their respective Agents of the provisions of Article 13 hereof, NTI and/or NTI ASEAN’s remedy at law will be inadequate and NTI and/or NTI ASEAN will suffer irreparable injury.  Accordingly, Fibrobeton and Atagençer each consent to injunctive and other appropriate equitable relief upon the institution of legal proceedings therefor by NTI and/or NTI ASEAN and in any court of competent jurisdiction to protect NTI and/or NTI ASEAN Trade Secrets.  Such relief shall be in addition to any other relief to which NTI and/or NTI ASEAN may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Agreement in respect of either Fibrobeton or Atagençer, or both, in the event of a violation of the provisions of Article 13 hereof.

ARTICLE 14
PROTECTION OF FIBROBETON AND/OR ATAGENÇER TRADE SECRETS

14.1.     Identification of Fibrobeton and/or Atagençer Trade Secrets.

             The Parties acknowledge that it is not intended that Fibrobeton or Atagençer impart their technology or trade secrets to the Corporation or, through the Corporation, to NTI.  The Parties recognize, however, that Fibrobeton and/or Atagençer may impart information to the Corporation to further the Corporation’s Business, which Fibrobeton and/or Atagençer consider to be proprietary in nature and thus wishes to be kept confidential, and that such “Fibrobeton Trade Secrets” and/or “Atagençer Trade Secrets” may come to be imparted to NTI through the Corporation.  In order for such information to be considered under the category of Fibrobeton Trade Secrets or Atagençer Trade Secrets, Fibrobeton and/or Atagençer must alert the Corporation and NTI to the fact that either of them intends to impart information either considers proprietary to the Corporation, in writing, in advance of imparting such information, and clearly identify such information as a Fibrobeton Trade Secret or an Atagençer Trade Secret.

14.2.     Protection of Fibrobeton and/or Atagençer Trade Secrets.

             NTI agrees that during the term of this Agreement, as well as following its termination and for all times thereafter, it shall keep secret and confidential all Fibrobeton Trade Secrets and/or Atagençer Trade Secrets which it now knows or may hereafter come to know as a result of this Shareholders Joint Venture Agreement and the Ancillary Agreements.  Neither Fibrobeton Trade Secrets nor Atagençer Trade Secrets shall be disclosed by NTI to third parties and shall be kept secret and confidential, except (i) to the extent that the same have entered into the public domain by means other than the improper actions of NTI, or (ii) to the extent that the disclosure thereof may be required pursuant to the order of any court or other governmental body.  If a Fibrobeton Trade Secret or an Atagençer Trade Secret shall be in the public domain as the result of an act by NTI or any Agent thereof, then NTI shall nevertheless continue to keep such Fibrobeton Trade Secrets and/or Atagençer Trade Secrets secret and inviolate.

14.3.     Protection of Fibrobeton Trade Secrets and Atagençer Trade Secrets by Agents of NTI .

             Neither NTI, nor its Agents (as hereinafter defined), shall at any time copy, remove from their proper location - be it within the Corporation or elsewhere - or retain without Fibrobeton’s prior written consent, the originals or copies of any Fibrobeton Trade Secrets. Equally, neither NTI, nor its Agents (as hereinafter defined), shall at any time copy, remove from their proper location - be it within the Corporation or elsewhere - or retain without Atagençer’s prior written consent, the originals or copies of any Atagençer Trade Secrets.

14.3.1.

Insofar as the officers, employees and consultants of NTI (herein collectively “Agents”) who come in contact with Fibrobeton Trade Secrets and/or Atagençer Trade Secrets are concerned, NTI shall cause such Agents to enter into Fibrobeton Trade Secrecy Agreements respectively Atagençer Trade Secrecy Agreements substantially in the form of Appendix VIII to this Agreement.  NTI shall exert its best efforts to cause its Agents to adhere to and to abide by the provisions, restrictions and limitations of the Fibrobeton Trade Secrecy Agreements and the Atagençer Trade Secrecy Agreements, which efforts shall include the institution and prosecution of appropriate litigation against such Agents if such be necessary and desirable.

14.3.2.

The Parties hereby agree and acknowledge that Fibrobeton and/or Atagençer are each intended third party beneficiaries of their respective Fibrobeton Trade Secrecy Agreements and/or Atagençer Trade Secrecy Agreements, and that Fibrobeton and/or Atagençer may in their respective sole discretion, on their own behalf or derivatively and/or on behalf of the Corporation directly enforce the provisions of the Fibrobeton Trade Secrecy Agreements and/or the Atagençer Trade Secrecy Agreements and/or any breach thereof against any and all Agents of NTI (as defined in Article 14.3.1 hereof) who have executed same.

14.4.     Remedies in the Event of a Violation of Article 14 Hereof.

             It is understood and recognized by NTI that in the event of any violation by NTI and/or its Agents of the provisions of Article 14 hereof, Fibrobeton’s respectively Atagençer’s remedy at law will be inadequate and Fibrobeton respectively Atagençer will suffer irreparable injury.  Accordingly, NTI consents to injunctive and other appropriate equitable relief upon the institution of legal proceedings against NTI for a violation by NTI directly of the provisions of this Article 14 therefor by Fibrobeton respectively Atagençer in any court of competent jurisdiction to protect Fibrobeton Trade Secrets and/or Atagençer Trade Secrets.  Such relief shall be in addition to any other relief to which Fibrobeton and/or Atagençer may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Agreement.

ARTICLE 15
COVENANT TO OBSERVE THE
DOCTRINE OF “CORPORATE OPPORTUNITY”

15.1.     Doctrine of Corporate Opportunity and Observance Thereof.

             It is the intent of the Parties to this Shareholders Joint Venture Agreement and to the Ancillary Agreements to deal solely with each other with respect to the commercial, technical and strategic development and implementation of the Corporation’s Business in the Territory.  Consequently, the Parties to each agreement cited above hereby renounce and covenant not to engage in any activity which would either (a) negatively impact the performance of their duties under this Shareholders Joint Venture Agreement or the Ancillary Agreements in the Territory, or (b) have the effect of displacing or substituting Net Sales of Product and/or Other Agreed Upon Technologies and/or the application of NTI Intellectual Property Rights in the Territory (“Corporate Opportunity”).

15.2.     Agreement Not to Divert Resources.

             Fibrobeton, Atagençer and NTI each agree that during the term of this Agreement they shall not, directly or indirectly, in any capacity whatsoever, engage in, own, manage, operate, control, act as a consultant to, have a financial interest in, or otherwise participate in the ownership, licensing, management, operation or control of, a business which would impede, substitute, displace or divert Net Sales of Product and/or of Other Agreed Upon Technologies from the Corporation within the Territory.  During said term no Party hereto shall in any way, directly or indirectly, divert, take away or interfere with or attempt to divert, take away or interfere with, any of the customers, accounts, suppliers, employees, representatives or patronage of the Corporation.  In the event that this Agreement is terminated: (i) because of a material Breach of this Shareholders Joint Venture Agreement by a Party; (ii) because of a material Breach of any Ancillary Agreement by a Party; (iii) upon the bankruptcy or other adverse condition of a Party as described in Article 17 hereof; (iv) pursuant to Article 18 hereof; or (v) upon a Breach of Articles 13, 14 or 15 hereof, then the Party in Breach or subject to such adverse condition shall continue to be bound by the provisions of Articles 13, 14 and 15 of this Shareholders Joint Venture Agreement for a period of three years following the date of termination, but neither Fibrobeton nor Atagençer shall at any time be permitted to use NTI and/or NTI ASEAN Trade Secrets, and NTI and/or NTI ASEAN shall at no time be permitted to use Fibrobeton Trade Secrets, as the case may be, for any activity outside the Corporation, including but not limited to such activities which would have the effect of diverting resources from the Corporation.

15.3.     Remedies for Breach of Agreement Not to Divert Resources.

             It is understood and recognized by the Parties that in the event of a violation of the provisions of Article 15 hereof by a Party, the remedy at law will be inadequate and that the other Party or Parties to this Shareholders Joint Venture Agreement shall suffer irreparable injury.  Accordingly, each Party to this Agreement consents to injunctive or other appropriate equitable relief upon the institution of legal proceedings therefor by the non-violating Party or Parties.  Such relief shall be in addition to any other relief to which a Party may be entitled at law or in equity, which shall include but not be limited to the right of immediate termination of this Agreement.

ARTICLE 16
GRANT OF RIGHT AND LICENSE BY FIBROBETON AND
ATAGENÇER TO NTI
CONCERNING IMPROVEMENTS FIBROBETON AND/OR ATAGENÇER
 MAY ACQUIRE TO
NTI INTELLECTUAL PROPERTY RIGHTS

16.1.     Disclosure to NTI of Improvements to NTI Intellectual Property Rights by Fibrobeton and Atagençer each.

             Fibrobeton and Atagençer each agree to disclose promptly to NTI any improvements in or from the Territory or modifications to NTI Intellectual Property Rights of whatever nature or description, which come to be learned by either Fibrobeton or Atagençer or which are made by or through their respective efforts in the Territory or arising from the Territory, without any obligation by NTI to make payment therefor.

16.2.     Grant of Right and License to NTI.

             Fibrobeton and/or Atagençer hereby grant to NTI an exclusive, worldwide and fully paid-up right and license under any intellectual property rights, trade secrets and know-how owned, controlled, acquired or which may otherwise be transferred or granted to Fibrobeton and/or Atagençer in, from or through their operations in the Territory during the term of this Agreement to make, have made, use, sell or otherwise dispose of products incorporating any or all improvements in and modifications to NTI Intellectual Property Rights together with the Know-How, Materials, Process, Product and/or Masterbatch and/or to sublicense third parties to do the same.

16.3.     Obligations of Fibrobeton and/or Atagençer Concerning the Filing of New Patents.

             Fibrobeton and Atagençer each agree that at NTI’s request and at NTI’s cost either of them will promptly file and diligently prosecute applications for letters patent in NTI’s name on any and all patentable improvements to NTI Intellectual Property Rights coming into their respective purview in or from the Territory. Fibrobeton and Atagençer each further agree, upon NTI’s request and at NTI’s cost, that either of them will promptly file and diligently prosecute corresponding patent applications in NTI’s name in such other countries as are designated by NTI.

16.4.     Review of Potentially Infringing Technology.

             In the event that Fibrobeton and/or Atagençer shall learn of any technology, processes or patents developed or owned by third parties in the Territory which may infringe or otherwise be in conflict with NTI Intellectual Property Rights, then Fibrobeton and/or Atagençer, as the case may be, shall forthwith provide NTI with whatever information either of them may have with respect thereto.  NTI will then consult with Fibrobeton and Atagençer as to:

16.4.1.	Taking appropriate legal action against such third party for infringement of NTI Intellectual Property Rights together with NTI and/or NTI ASEAN Trade Secrets; and/or

16.4.2.

Purchasing, licensing or otherwise acquiring rights to such technology, processes or patents of such third parties, in which event such rights as are acquired shall be extended to NTI pursuant to Article 16.2 hereof.  Based upon their joint decision, each Party shall exert its best efforts to carry out whatever the Parties have determined to be in their mutual best interest.

ARTICLE 17
TERM OF AGREEMENT

17.1.     Indefinite Term.

             This Agreement shall become effective on the Effective Date and shall, unless otherwise terminated in accordance with the provisions hereof, continue in effect for an indefinite term of years.

17.2.     Termination.

             This Agreement, having become effective as of the Effective Date hereof, shall continue in effect unless:

17.2.1.	Terminated by either Party in accordance with the provisions of Articles 13, 14 and/or 15 hereof;

17.2.2.	Terminated in accordance with Article 17.3 and/or Article 17.4 hereof;

17.2.3.	Terminated by either Party by reason of a material Breach or Default of this Agreement by the other Party which has not been cured or remedied in accordance with Article 18 hereof; or

17.2.4.

Terminated automatically, in conjunction with the termination of any of the Ancillary Agreements by a Party thereto by reason of a material Breach (as therein defined) or Default (as therein defined) of any such Ancillary Agreement by a Party thereto, which Breach or Default has not been cured or remedied in accordance with the curative provisions thereof.  In such event this Agreement shall likewise terminate on the same date, without any further act or notice given by a Party hereto.

17.3.     Termination Upon Change of Control of a Party.

             In the event that a Change of Control of a Party hereto shall occur, then the other Party may, upon six (6) months prior written notice given to such Party, terminate this Agreement, unless the Change of Control of such Party shall have been effected upon prior notification and with the written understanding of the other Party.

17.4.     Termination Upon Bankruptcy or Insolvency.

             If a Party hereto shall become bankrupt or insolvent or shall file any debtor relief proceedings, or if there shall be filed in Court against a Party legal proceedings or bankruptcy or insolvency or reorganization or for the appointment of a receiver or trustee of all or a portion of such Party’s property, or if a Party makes an assignment for the benefit of creditors or petitions for or enters into an arrangement for debtor relief and such proceedings as are described aforesaid are not dismissed within a period of ninety (90) days after the institution thereof, then, at the option of the other Party, this Agreement shall forthwith terminate by written notice given to the Party who has filed, instituted or against whom any of the proceedings aforesaid have been brought; provided that if a stay has been granted by a Trustee or Judge in Bankruptcy by virtue of which this Agreement is to be deemed an executory contract, then the other Party shall continue to perform under the terms of this Agreement if:

17.4.1	.Payments due under this Agreement for past obligations are rendered in full by the Party subject to such proceedings;

17.4.2	Payments due under this Agreement for present obligations are rendered by the Party subject to such proceedings pursuant to a payment schedule acceptable to the other Party; and

17.4.3.	All other provisions of this Agreement are complied with fully by the Party subject to such proceedings.

17.5.     Payment of Amounts Due.

             In the event of termination of this Agreement, each Party shall pay to each other Party all amounts due and owing pursuant to this Agreement prior to the effective date of termination.

17.6.     Cooperation Upon Termination.

             Upon termination of this Agreement, Fibrobeton and Atagençer shall cooperate with NTI in transferring NTI Intellectual Property Rights, together with NTI and/or NTI ASEAN Trade Secrets, to NTI, or its designated assignee; NTI and Atagençer shall cooperate with Fibrobeton in transferring Fibrobeton Trade Secrets to Fibrobeton or its designated assignee; and NTI and Fibrobeton shall cooperate with Atagençer in transferring Atagençer Trade Secrets to Atagençer or its designated assignee.

17.7.     Non-Release of Obligations.

             The termination of this Agreement shall not release the Parties from their obligations to settle all financial accounts between themselves in cash forthwith.  Notwithstanding the termination hereof, each Party shall be responsible for the performance of all of its obligations and responsibilities hereunder up to the effective date of termination.  As provided in Articles 13 and 14, upon termination of this Agreement, NTI Intellectual Property Rights, together with NTI and/or NTI ASEAN Trade Secrets, Fibrobeton Trade Secrets and Atagençer Trade Secrets shall continue to be kept secret and confidential by each other Party hereto.

17.8.     Cessation of Rights Upon Termination.

             Upon the termination of this Agreement for reason of Default or Breach of this Agreement or of an Ancillary Agreement, all rights which the Party in Default (“Defaulting Party”) may have had under or pursuant to this Agreement (except with respect to Article 13, 14 and 15 hereof) shall forthwith cease and terminate.  If a dispute as to whether a Default or Breach exists is submitted to Arbitration under Article 19 hereof, the Parties shall jointly appoint a trustee or agent to oversee the execution of the duties hereunder and the protection of the rights hereunder of the Party allegedly in Default and/or Breach.  If the Parties cannot agree on a trustee or agent for such purposes, the Arbitration Panel shall forthwith appoint same.

17.9.     Liquidation of the Corporation and Wind-up of the Corporation’s Business Upon Termination.

             Upon termination of this Agreement:

17.9.1.

The Corporation shall be liquidated forthwith; and, following payment of all known just obligations of the Corporation, and establishment of a reasonable reserve to pay such just obligations of the Corporation as are unknown at the time of liquidation of the Corporation, the remaining assets shall be divided in accordance with their shares between the Parties pursuant to an independent valuation thereof by the outside auditors of the Corporation or, in the event Arbitration has been invoked in accordance with Article 19 hereof, by the arbitration panel.  Notwithstanding the foregoing:

(i)      Fibrobeton Trade Secrets, as defined in Article 14 hereof, shall not constitute an asset of the Corporation upon termination of this Agreement, but rather shall revert to Fibrobeton in accordance with Article  17.6. hereof;

(ii)     Atagençer Trade Secrets, as defined in Article 14 hereof, shall not constitute an asset of the Corporation upon termination of this Agreement, but rather shall revert to Atagençer in accordance with Article  17.6. hereof; and

(iii)     NTI Intellectual Property Rights, together with NTI and/or NTI ASEAN Trade Secrets, as defined in Article 13 hereof, shall not constitute an asset of the Corporation upon termination of this Agreement, but rather shall revert to NTI and/or NTI ASEAN in accordance with Article 17.6. hereof.

17.9.2.

The Corporation’s Business shall be wound up forthwith; and no further orders shall be accepted by the Corporation for Product or for Other Agreed Upon Technologies, provided that orders for Product and/or Other Agreed Upon Technologies which were received by the Corporation prior to termination of this Agreement shall be filled by the Corporation either out of its own existing inventory and/or its own manufacturing capabilities, or through imports from NTI or an NTI or NTI ASEAN Affiliate, as appropriate.

ARTICLE 18
DEFAULT

18.1.     Event of Default.

             A Default (“Default”) hereunder shall exist in the event of:

18.1.1	.Non-payment of funds by one Party to another Party when due and owing; and/or

18.1.2.	A material Breach (“Breach”) of any provision of this Shareholders Joint Venture Agreement other than Articles 13, 14 and/or 15 hereof, or any of the Ancillary Agreements; and/or

18.1.3	A Breach of Articles 13, 14 and/or 15 hereof.

18.2.     Remedies Upon Default or Breach.

             The remedies available to each Party in an instance of Default or Breach by the other Party shall be as follows:

18.2.1.

If a Party shall fail to make any payments required hereunder after the same are due, (other than due to governmental delays) or if it shall commit a Default or Breach in the performance of, or by failure to observe and comply with, any other material term or provision of this Agreement or any of the Ancillary Agreements to be performed, observed or complied with by it, then the Party against whom such Default or Breach shall have been committed shall have the right to declare a Default and terminate this Agreement unless the Party in Default shall cure such failure to pay, or cause the same to be cured, within thirty (30) days (fifteen (15) days in case of monetary default) after receipt of written notice from the other Party; provided, however, that if the Party in Default or Breach commences to cure same within the curative period specified herein, then the right of termination shall be held in abeyance for a reasonable period of time so long as the Party in Default or Breach proceeds to cure such Default or Breach with due diligence.  A Party’s right of termination shall be in addition to and not in limitation of any of  its other rights at law or in equity based upon the other Party’s Breach or Default.   Any notice of termination shall stipulate the effective date of termination which shall be not less than three (3) months nor more than six (6) months following the date that such notice is given.

18.2.2.

Notwithstanding the foregoing, in the event of a violation of Articles 13, 14 and/or 15 hereof by a Party hereto, the other Party may at its sole discretion terminate this Agreement with immediate effect upon giving notice to the Party in Default or Breach of Article 13, 14 and/or 15 hereof as provided herein.

18.3.     Non-Waiver of Rights.

             A Party’s failure to terminate this Agreement on account of any Breach or Default by the other Party as provided in Article 18.1 or 18.2 hereof shall in no event constitute or be deemed to constitute a waiver by such Party of its right to terminate this Agreement at any time while any such Breach or Default continues (subject to the provisions of Article 18.2 hereof), or on account of any subsequent Breach or Default by a Party.

ARTICLE 19
DISPUTE RESOLUTION

19.1.     Dispute Resolution by Arbitration.

             Any and all disputes; except as excluded under Article 19.2 hereof, which may arise between the Parties during the term of this Agreement, after the termination thereof, or following the liquidation or dissolution of the Corporation, upon failure by the Parties to amicably resolve same after mutual good faith negotiations, shall be exclusively settled by arbitration, including, but not limited to, the following:

19.1.1.	A dispute as to whether a Default exists;

19.1.2	A dispute as to whether a Default entitles the non-defaulting Party to terminate this Agreement;

19.1.3.	A dispute as to the validity of this Article 19;

19.1.4.	A dispute relating to the construction, meaning, interpretation, application or effect of this Agreement or anything contained herein;

19.1.5	A dispute as to the rights, obligations or liabilities of the Parties hereunder.

19.2.     Disputes Not Subject to Arbitration.

             Notwithstanding anything to the contrary set forth in this Agreement, Arbitration may not be invoked if a Party violates the provisions of this Agreement relating to NTI Intellectual Property Rights, NTI and/or NTI ASEAN Trade Secrets, Fibrobeton Trade Secrets or Corporate Opportunity.  In such event, the remedies set forth in Articles 13, 14, 15 and/or 18 hereof shall apply.

19.3.     Conduct of Arbitration Proceedings.

             Such arbitration proceedings shall be conducted in English and shall be carried on in the City of Bruxelles or any other place mutually agreeable to the Parties, under the UNCITRAL Arbitration Rules.  With respect to the interpretation of this Agreement, the laws of the Republic of Turkey shall apply.  Judgment upon the award rendered by the arbitrator in favor of the Prevailing Party, which shall include an award concerning the payment of costs, attorneys’ fees, and expenses of the arbitration proceedings, may be entered in any court of competent jurisdiction and assets may be attached in any country in the world pursuant to such judgment.

19.4.     Designation of the “Prevailing Party”.

             In each case in which arbitration is invoked under this Agreement or any of the Ancillary Agreements, the arbitration panel shall be required to designate one or the other Party as the Prevailing Party (“Prevailing Party”).

19.5.     Punitive Damages Excluded.

             The Prevailing Party in an arbitration proceeding convened hereunder shall be awarded in arbitration all reasonable damages plus documented costs incurred in pursuing its arbitration claim, including but not limited to legal fees and travel expenses, but shall not be entitled to exemplary or punitive damages.

ARTICLE 20
PROSCRIPTION OF AUTHORITY
OF THE PARTIES TO BIND EACH OTHER

             Nothing contained in this Agreement shall be construed to constitute the Parties as agents for one another or to render any Party liable for any debts, liabilities or obligations of the other (“Indebtedness”).  It is understood that such Indebtedness, if incurred, is outside the scope of this Agreement and the Ancillary Agreements.  No Party shall have the authority to extend or to utilize the credit of the other, to extend credit in the other Party’s name, or to represent that it is authorized to do so without the express written consent of the other.  In the event that a creditor of a Party shall assert a claim against that Party based on such Indebtedness, then the Party who in fact is obligated thereon shall indemnify and hold the other Party harmless from and against any losses, claims or liabilities by reason thereof.

ARTICLE 21
RECIPROCAL INDEMNIFICATION

             Each Party shall indemnify and hold the other and the Corporation harmless from and against any and all claims, demands, actions, rights of action, damages, costs and expenses which shall or may arise by virtue of anything done or omitted to be done by the indemnifying Party (or through or by its Agents) in breach of the terms of this Agreement.  The indemnifying Party shall be notified promptly of the existence of the claims, demands, actions or rights of action and shall be given reasonable opportunity to defend same in which defense the Party to be indemnified shall cooperate.  If the indemnifying Party fails forthwith upon notice to assume such defense, then the Party to be indemnified may proceed with the defense thereof including settlement, in which case the indemnifying Party shall bear the costs of defense including attorneys’ fees and shall pay the amount of any judgment or settlement.

ARTICLE 22
TRANSFER OF SHARES

22.1.     Restrictions on Transfer of Shares.

             Following the initial issuance of Shares of the Corporation pursuant to Article 4 hereof, no Shareholder shall Transfer any Shares or any right, title or interest herein owned or held by it except and only in strict accordance with the terms and subject to the restrictions, rights, obligations and options hereinafter set forth.  Neither the Corporation, nor Fibrobeton nor Atagençer nor NTI shall be under any obligation to recognize as holder of Shares, or Transferee of any of a Shareholder’s Shares which were transferred to such Transferee, other than in strict compliance with the terms and provisions of this Agreement and, unless so complied with, any such Transferee of such Shares shall have no rights as a Shareholder of the Corporation with respect of such Shares.

22.2.     Right of First Refusal to Acquire Shares.

             Any Shareholder receiving a bona fide offer (“Offer”) for the purchase of its Shares, and who wishes to Transfer such Shares to a proposed Transferee in accordance with such Offer shall, prior to making any Transfer of Shares, give written notice (hereinafter called “Notice”) thereof to the Corporation and to the other Shareholders.  Such Notice shall enclose a copy of the offer and shall set forth the name and address of the proposed Transferee, the selling price, the terms of payment, and all other significant terms and conditions relating thereto.  The proposed Transferor of  Shares shall furnish to the Corporation and to the other Shareholders such additional information concerning the prospective Transfer of Shares and/or Transferee as any of them may reasonably request.  In order that the other Shareholders may be better able to determine the compatibility of the proposed Transferee as a Shareholder of the Corporation, the proposed Transferor of Shares shall arrange for the other Shareholders, if so requested, to be introduced to the proposed Transferee and to have discussions with same.  For a period of forty-five (45) days following the receipt of said Notice of Offer, the other Shareholders shall have the right of first refusal to purchase any or all of the Shares specified in the Notice at the terms set forth therein, in proportion to their shareholdings at the time such Notice of Offer is issued.

22.3.     Exercise of Right to Acquire Shares.

             The foregoing right of first refusal shall be exercisable by written notice to the prospective Transferor  of Shares within the forty five (45) day period aforesaid and the exercise of said right shall be effective upon receipt of the written notice by said Transferor of Shares.  If the right of first refusal is exercised, the purchase and sale shall be closed at the offices of the Corporation or at such other place as agreed within ten (10) days after the expiration of the period for exercise thereof on the terms and conditions set forth in the Notice of Offer.  The Transferor of Shares at the time of sale shall represent and warrant that upon any Transfer of Shares, whether to the proposed Transferee or to an existing Shareholder or Shareholders, such Transferee or existing Shareholder(s) shall be the sole owner of such Shares free and clear of any and all liens, encumbrances, equities or restrictions of any nature whatsoever, except that any future Shareholder(s) shall also become subject to the provisions of this Agreement.

22.4.     Sale of Shares to a Third Party.

             If the other Shareholders do not accept the offer of the Shares made as hereinabove required within the time period hereinabove provided, in writing, the Transferor of Shares may then for a period of sixty (60) days following the expiration of such time period transfer all of the Shares specified in the Notice in accordance with the terms and conditions therein set forth; provided that the Transferee shall have joined in this Agreement by instrument in form and substance satisfactory to the remaining Shareholders and shall thereupon be bound as a Shareholder.  The Parties agree that if Shares are to be sold to a third party in accordance with the provisions of this Article 22.4, they shall call a meeting of the Shareholders of the Corporation and at such meeting shall approve the sale to such third party upon the terms herein provided.

22.5.     Shares Transferred to a Third Party Subject to Restrictions.

             Shares transferred to a third party and Shares not so transferred within the sixty (60) day period referred to in Article 22.4 hereof shall again be subject to all of the terms, conditions and restrictions of this Agreement.  Unless the other Shareholders shall so agree in writing, Shares may not be transferred to the third party if the terms and conditions under which the Transferor of Shares intends to consummate the Transfer of Shares differ in any material way from the terms and conditions set forth in the Notice.

22.6.     Attempted Transfer of Shares in Violation of this Agreement.

             In the event of any act of Transfer of Shares in violation of the terms of this Agreement, the Corporation shall continue to recognize only the Shareholder of record as the bona fide owner of such Shares and as having any rights therein and the purported Transferee of such Shares shall not be entitled to vote such Shares, receive any dividends or other distribution in respect thereof or exercise any other rights in relation thereto.  Moreover, the non-transferring Shareholders shall have the right to vote the Shares of the purported Transferor of Shares in proportion to their respective shareholdings until such time as the purported Transfer of Shares has been rescinded.  This Article 22.6 shall not be construed as limiting any remedy which any Shareholder may have under law upon any Transfer of Shares subject to this Agreement which is attempted in violation of this Agreement.

22.7.     Permitted Transfer of Shares.

             Notwithstanding anything to the contrary contained in this Agreement, any Shareholder shall have the right, without regard to or compliance with any of the provisions of Article 22 hereof, to transfer any Shares owned by it to any corporation or entity which controls, is controlled by, or is under common control with such Shareholder without first obtaining the consent to such Transfer of Shares by the other Shareholder.  Upon such Transfer of Shares the Transferee shall join in this Agreement and be bound as a Shareholder to all of the provisions hereof.  Any Transfer of Shares permitted by this Article 22.7 shall also be subject to the provisions of Article 23.1 hereof, and shall only be made in accordance with the laws of the Republic of Turkey.

22.8.     Pledge of Shares Subject to this Agreement.

             Any pledge of Shares by a Shareholder for any of its obligations shall be subject to the provisions of this Agreement.

ARTICLE 23
GENERAL PROVISIONS

23.1.      Benefit of Parties.

             All of the terms and provisions of this Shareholders Joint Venture Agreement and of the Ancillary Agreements shall be binding upon the Parties executing same and their respective permitted successors and assigns.  Except as expressly provided herein, a Party may not assign its rights and obligations to a third party without the written consent of the other Party; provided, however, that a Party may assign this Agreement and all of such Party’s rights hereunder (or a portion of this Agreement and the rights hereunder relating thereto) to, or provide for the performance of all or part of such Party’s obligations hereunder by, an entity which controls, is controlled by or is under common control with such Party.  In such event, (i) the assignor shall unconditionally guarantee the performance and obligations of the assignee and shall not be released of its liabilities, obligations and responsibilities hereunder and (ii) the assignee shall expressly assume in writing and agree to perform such obligations, liabilities and responsibilities of the assignor.

23.2.     Counterparts.

             This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.3.     Cooperation.

             During the term of this Agreement, each Party shall cooperate with and assist the other Party in taking such acts as may be appropriate to enable all Parties to effect compliance with the terms of the Shareholders Joint Venture Agreement and of the Ancillary Agreements and to carry out the true intent and purposes thereof.

23.4.     Index, Captions, Definitions and Defined Terms.

             The captions of the Articles of this Agreement and subsections thereof are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provisions hereof.  Notwithstanding the foregoing, the Definitions set forth in Article 1 hereof, together with any other defined terms in this Agreement, as identified by their insertion in parentheses and quotation marks, (“Defined Terms”) shall be incorporated herein as written, made a part hereof, and govern the interpretation of the text of this Agreement, irrespective of whether such Definitions or Defined Terms appear in the text of this Agreement before or after they are defined.

23.5.     Waiver of Compliance.

             The Party for whose benefit a warranty, representation, covenant or condition is intended may in writing waive any inaccuracies in the warranties and representations contained in this Agreement or waive compliance with any of the covenants or conditions contained herein and so waive performance of any of the obligations of the other Party hereto, and any Breach or Default hereunder; provided, however, that such waiver shall not affect or impair the waiving Party’s rights in respect to any other covenants, condition, Breach or Default hereunder.

23.6.     Force Majeure.

             In the event that a Party is prevented or delayed from performing, fulfilling or completing an obligation provided for in this Agreement as a result of delays caused by strikes, lock-outs, unavailability of materials, acts of God, acts of any national, state or local governmental agency or authority of a foreign government, war, insurrection, rebellion, riot, civil disorder, fire, explosion or the elements, then the time for performance, fulfillment or completion shall be extended for a period not exceeding the number of days by which the same was so delayed.  If a force majeure event shall be in existence for one year or more, then the other Parties shall have the right to terminate this Agreement at any time thereafter by giving at least thirty (30) days written notice of termination to the Party invoking “Force Majeure”, provided that the force majeure event continues to be in effect as of the date that such notice is given.

23.7.     Notices.

             All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and delivery shall be effective in all respects if delivered (i) by telefax promptly confirmed by letter, (ii) personally, (iii) by registered or certified air mail, postage prepaid, or (iv) by neutral commercial courier service, such as Federal Express, DHL, UPS or equivalent, as follows:

If to Fibrobeton, to:	Fibrobeton Precast Concrete Ltd.

Attention: Dundar Yetisener

Elemanari Sanaye Insaat

ve Tic. Ltd. Sti, Karanfil Cad. 27

80620 1. Levent

Istanbul

Turkey

If to Atagençer, to:	Atagençer, LLC

Attention Dr. Mehmet Gençer
10988 Tanager Trail
Brecksville, OH 44141
Tel: 440-838-4543
Fax: 440-838-4584

If to NTI, to:	Northern Technologies International Corporation
Attention: President
6680 North Highway 49
Lino Lakes, MN 55014
Telefax: 1-651-784-2902

Copy to:	Northern Technologies International Corporation
Attention: Chairman
23205 Mercantile Road
Beachwood, OH 44122
Telefax: 1-216-595-1741

or to such other address as may be specified in writing by any of the above.

23.8.     Entire Agreement.

             This Shareholders Joint Venture Agreement and the Ancillary Agreements, contain the entire understanding of the Parties as of the date of each such agreement.  There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Shareholders Joint Venture Agreement and the Ancillary Agreements, and the same supersede all prior agreements and understandings between the Parties with respect to the relationships and transactions contemplated by this Shareholders Joint Venture Agreement. It is the intent of the Parties to develop the relationship established hereunder, however, and to amend and supplement this Shareholders Joint Venture Agreement so as to provide for expansion both of Net Sales of Product and of the scope of the Corporation’s Business with Other Agreed Upon Technologies.  Any amendment or supplement to this Shareholders Joint Venture Agreement and the Ancillary Agreements must, however, be clearly identified as such and set forth in writing (“Supplemental Documents”).  Supplemental Documents may include Corporate Resolutions and/or other written exchanges between Parties, but must be manually signed, in the original, by duly authorized representatives of each of the Parties to constitute valid Supplemental Documents for purposes hereof.

23.9.     Validity of Provisions.

             Should any part of this Agreement or the Ancillary Agreements be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of the remaining portion, which remaining portion shall continue in full force and effect as if such instrument had been executed with the invalid portion thereof eliminated therefrom, it being the intent of the Parties that they would have executed the remaining portion without including any such part or portion which may for any reason be declared invalid.  In the event that a provision of this Agreement or any Ancillary Agreement shall be declared to be invalid, then the Parties agree that they shall, in good faith, negotiate with one another to replace such invalid provision with a valid provision as similar as possible to that which had been held to be invalid, giving due recognition to the reason for which such provision had been held invalid.

23.10.     Governmental Filings.

             Fibrobeton shall be responsible for the preparation and filing of all necessary reports and/or applications relating to this Agreement and the transactions contemplated hereby with each appropriate government agency in the Territory, and shall maintain all required governmental filings and permits current. In addition, Fibrobeton shall secure the services of a Turkish Intellectual Property Rights Attorney to file an application in Turkey to protect the Trademarks owned by NTI, in the name of NTI, in the Territory. NTI shall provide whatever information and documentation reasonably required of and available to it in connection with the preparation and filing of such reports.

23.11.     Payments.

             Any payment to be made to NTI or Atagençer, or Fibrobeton pursuant to any provision of this Agreement shall be made by means of a wire transfer or by means of a deposit to a bona fide bank account as designated by Atagençer , Fibrobeton or NTI, as the case may be. Atagençer, Fibrobeton and NTI shall each have the right to specify in writing any bank account to which payments due them (respectively) shall be made.

23.12.     Derivative Enforcement by NTI.

             In the event of a Material Breach or Default of this Agreement or any of the Ancillary Agreements by Fibrobeton and/or Atagençer and/or their respective Agents, NTI may, derivatively for and on behalf of the Corporation enforce the terms thereof against Fibrobeton, Atagençer and/or their respective Agents.  In the event of derivative enforcement hereunder, the matter shall be adjudicated in accordance with the provisions of Article 19 hereof.

23.13.     Derivative Enforcement by Fibrobeton and/or Atagençer.

             In the event of a Material Breach or Default of this Agreement or any of the Ancillary Agreements by NTI and/or its Agents, Fibrobeton and/or Atagençer may, derivatively for and on behalf of the Corporation, enforce the terms of this Agreement or any of the Ancillary Agreements against NTI and/or its Agents.  In the event of derivative enforcement hereunder, the matter shall be adjudicated in accordance with the provisions of Article 19 hereof.

23.14.     Publicity.

             Any publicity with respect to this Agreement prior to the formation of the Corporation shall be under the joint control of both Parties.  After the formation of the Corporation, publicity shall be under the control of the Corporation as determined by the Board of Directors of the Corporation.

23.15.     Ratification by the Corporation of the Shareholders Joint Venture Agreement and the Ancillary Agreements.

             The Parties shall cause the Corporation to expressly ratify, assume, approve, and adopt this Shareholders Joint Venture Agreement and to enter into the Ancillary Agreements as of the Effective Date so that the same, to the extent applicable to the Corporation, shall be binding upon it.

23.16.     Brokers.

               The Parties acknowledge that all negotiations relative to this Shareholders Joint Venture Agreement and the Ancillary Agreements and the transactions contemplated hereunder have been carried on by them directly, without intervention of any other person retained by either of them so as to give rise to any valid claim against any of the Parties hereto or the Corporation for a brokerage commission, finder`s fee or any similar payment.

               IN WITNESS WHEREOF, the Parties have executed this Shareholders Joint Venture Agreement as of the day and year first above written.

FIBROBETON PRECAST CONCRETE LTD.	NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION

By: /s/	By: /s/ Philip M. Lynch

ATAGENÇER, LLC

By /s/ Dr. Mehmet A. Gencer